Exhibit 10.13(O)

Execution Version

ELEVENTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Eleventh Amendment to Search and Advertising Services and Sales Agreement (this “Eleventh Amendment”) is entered into to be effective as of April 15, 2015 (“Eleventh Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement. The following definitions either replace existing definitions in, or are added to, Exhibit A of the Agreement:

“Algorithmic Listings Serving Cost” means $[*] per 1,000 Algorithmic Requests for results requested for the United States, Canada, or the UK markets, and $[*] per 1,000 Algorithmic Requests for results requested from other markets.

“Algorithmic Request” means a Query, Non-Internet Search Query, or call delivered by Yahoo! to Microsoft for Algorithmic Listings from Microsoft’s Algorithmic Search Services.

“Commercial Query” means a Query which, if sent to Microsoft, would be expected to generate (based on average historical performance or other quantifiable measures) at least one relevant Paid Listing from Microsoft’s Paid Search Services and such Paid Listing has a bid of at least $[*] and a click-through-rate of no less than [*]%.

“Mobile Device” means (a) a mobile device used for any computing, communications or other services (e.g., mobile phones, tablets and wearable devices), (b) any device with a physical screen size of 9.7 inches or less, or (c) any other device that Microsoft and Yahoo! either agree in writing are Mobile Devices or both treat as mobile for purposes of rendering the user experience. Examples include, as of the Effective Date, devices such as the Apple iPhone, RIM Blackberry, Apple iPad, Samsung Galaxy, Nokia Nseries, Nokia Lumia, the Samsung Note, any other devices manufactured by other companies that are captured by this definition and, in the future, any devices that are captured by this definition. From time-to-time the parties shall engage in good faith discussions to modify this definition to take into account then-current trends in mobile consumer electronics and Microsoft and Yahoo!’s implementation of their respective mobile services.

“Paid Listing Request” means a Query, Non-Internet Search Query, or call delivered by Yahoo! to Microsoft for Paid Listings from Microsoft’s Paid Search Services.

“Paid Listings Serving Cost” means $[*] per 1,000 Paid Listing Requests for results requested for the United States, Canada, or the UK markets, and $[*] per 1,000 Paid Listing Requests for results requested for other markets.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

“Personal Computer” means a computer built around a microprocessor for use by one person at a time and can be a desktop or laptop device but does not include any Mobile Device or any device designed primarily to be connected to televisions and used for playing video games or streaming video (e.g., Xbox, Playstation, cable set top box, Apple TV).

2. Traffic Guarantee. A new Section 2.5 is added to the Agreement as follows:

“2.5 Yahoo! Volume Commitment and Other Commitments. Beginning on May 1, 2015, and for each calendar month thereafter, Yahoo! shall request (and display, if returned) Paid Listings from Microsoft’s Paid Search Services for a minimum of 51% of Queries and Non-Internet Search Queries originating from Personal Computers accessing Yahoo! Properties and Syndication Properties in each calendar month (the “Yahoo! Volume Commitment”). Notwithstanding the foregoing Yahoo! will be deemed not to have violated the requirements of this Section 2.5 to deliver the Yahoo! Volume Commitment in given month if Yahoo! delivers at least 95% of the Yahoo! Volume Commitment in a calendar month but in the subsequent calendar month Yahoo! makes good on the number of Queries and Non-Internet Search Queries in the shortfall. In response to Queries and Non-Internet Search Queries for the Yahoo! Volume Commitment, Yahoo! will ensure that it will display Paid Listings only from Microsoft’s Paid Search Services on results pages on Yahoo! Properties and Syndication Properties. For clarity, for Queries or Non-Internet Search Queries that are in excess of the Yahoo! Volume Commitment or other calls for Microsoft’s Paid Search Services, Yahoo! may, but is not required to, display Paid Listings returned from Microsoft’s Paid Search Services in response to such Queries, Non-Internet Search Queries and calls. Yahoo! also agrees that all Queries and Non-Internet Search Queries sent to Microsoft in connection with the Yahoo! Volume Commitment in each month will have (a) an average, aggregate traffic quality equal to or better than the average, aggregate traffic quality of Yahoo!’s overall Queries and (b) a ratio of Commercial Queries relative to total Queries in the Yahoo! Volume Commitment equal to or better than the ratio of Yahoo!’s total Commercial Queries relative to its total Queries, where the mix of Commercial Queries sent to Microsoft is reasonably comparable to the mix of Yahoo!’s total Commercial Queries. The (a) determination of what Queries are Commercial Queries and (b) selection of Queries and Non-Internet Search Queries for the Yahoo! Volume Commitment to satisfy Yahoo!’s obligations under this Section 2.5 will be determined by Yahoo! in a manner that is (i) transparent to Microsoft (with respect to both the methodology for the determination of what Queries are Commercial Queries and for the selection of Queries and Non-Internet Search Queries that are included in the Yahoo! Volume Commitment and the associated data for such determination and selection); (ii) reasonable and fair and (iii) consistently applied. Yahoo! will also provide additional information with respect to Microsoft’s reasonable requests to clarify how such Queries and Non-Internet Search Queries are included in the Yahoo! Volume Commitment occurs to ensure that the above is satisfied. In addition, Yahoo! will timely address (where appropriate) any questions and concerns that Microsoft raises regarding the Yahoo! Volume Commitment.”

3. Sales. Effective on July 1, 2015, Yahoo!’s sales exclusivity for Premium Direct Advertisers will terminate and the provisions relating to a non-exclusive sales relationship will commence under the terms set forth in Section 7.2.3(d) of the Agreement. Section 5 of the Agreement is amended to add new Sections 5.13, 5.14, 5.15 and 5.16 as follows:

“5.13 Transition of Sales Responsibilities. Microsoft and Yahoo! will develop a plan and schedule to transition sales responsibilities for Premium Direct Advertisers to Microsoft with such transition starting on July 1, 2015 and completed by January 31, 2016 (the “Sales Transition Period”); provided, however, the parties will use commercially reasonable efforts to migrate Premium Direct Advertisers representing at least [*]% of Net Revenues for Premium Direct Advertisers in the [*] (calculated using 2014 Net Revenues for these markets) by September 30, 2015 and the plan and schedule shall reflect such timing. The parties agree to work together in

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

good faith prior to and during the Sales Transition Period to reasonably facilitate an orderly transition of sales responsibilities from Yahoo! to Microsoft in a manner that preserves Premium Direct Advertisers’ budgets and minimizes issues related to Microsoft assuming responsibility for sales of Microsoft Paid Search Services to Premium Direct Advertisers, including introductions by Yahoo! for Microsoft to Premium Direct Advertisers when requested, external communications regarding the intent of the parties that sales responsibilities will be transitioning to Microsoft, and migrating Premium Direct Advertisers to sales management by Microsoft’s sales force for the Core Platform. The plan will include the providing of Customer data as defined by contact information, and terms and conditions. Microsoft and Yahoo! will use good faith efforts to develop a means to enable payment instruction information for Customers to be provided to Microsoft (e.g., where not limited by confidentiality obligations, such information may be directly provided by Yahoo!; where confidentiality obligations limit the direct provision of such information the parties will work to identify another means such as requesting Customer consent, requesting that a Customer provide information directly to Microsoft, providing Microsoft content information to request the information directly, etc.). In advance of the Sales Transition Period, the parties will work together to introduce Microsoft sales personnel to Premium Direct Advertisers, enable such Microsoft personnel to start engaging with Premium Direct Advertisers (but not sell Paid Search Services to such advertisers prior to July 1, 2015), and otherwise prepare for the transition.

The parties intend to address any individual markets other than [*] whereby Microsoft is unable to transition sales responsibilities within the Sales Transition Period by having Yahoo! continuing to provide sales services in such markets for a limited period of time, as requested by Microsoft, but not to exceed [*]. Upon the completion of the Sales Transition Period in a given market, (a) Yahoo!’s rights and obligations around sales of Microsoft’s Paid Search Services to Premium Direct Advertisers, including those set forth in Section 5 of this Agreement, will cease in such market and (b) Microsoft shall assume exclusive rights and responsibilities (as between the parties) for sales of Microsoft Paid Search Services in such market (c) Microsoft’s obligations to provide Yahoo! with Advertiser Data, PDA Listings Data, and other sales-related data and services will cease in such market, and (d) Section 5.1-5.12 will terminate with respect to such market (and will terminate completely following the last market transition) and all Microsoft sales, advertisers and marketplace reporting obligations provided in the Agreement to the extent provided for the primary purpose of managing sales for Customers will cease.

At Yahoo!’s request, Microsoft will discuss in good faith a potential reseller arrangement to enable Yahoo! to sell Microsoft’s Paid Search Services under a separate agreement, including Microsoft providing Yahoo! with data and reporting capabilities for such an arrangement.”

5.14 Addition of Premium Search Publishers to Combined Marketplace. Upon written notice, each party will have the right to add Premium Search Publishers (as defined below) with which they have signed new search distribution agreements to receive Algorithmic Search Services or Paid Search Services on their owned and operated properties to the combined marketplace of Microsoft O&O Properties and Yahoo! Properties (the “Combined Marketplace”). Thereafter, the Core Platform and sales efforts for the Services will promptly reflect such additions to the Combined Marketplace, at which point the additional Premium Search Publishers will receive appropriate Paid Listings. Microsoft will continue to enable distribution controls to allow Customers to opt out of having their Paid Listings from Microsoft’s Paid Search Services appear on the Web pages of such Premium Search Publishers and continue to appear on Microsoft O&O Properties and Yahoo! Properties. Microsoft and Yahoo! will discuss and address, if needed, any issues of traffic quality and monetization based upon the inclusion of additional Premium Search Publishers to the Combined Marketplace, including but not limited to, appropriate discounting if necessary in accordance with Section 2.2.3(b) of the Agreement.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

At the conclusion of (i) the ninety day period immediately following the addition of a new Premium Search Publisher to the Combined Marketplace and (ii) each six month anniversary thereafter, Microsoft shall provide Yahoo! with the average Traffic Quality Score of such Premium Search Publisher during the immediately preceding ninety day period. To the extent that the Traffic Quality Score is below 90% of the average Traffic Quality Score of the Combined Marketplace excluding any such Premium Search Publishers, the parties must mutually agree to allow each new Premium Search Publisher to remain in the Combined Marketplace. Otherwise, the relevant, new Premium Search Publisher will be removed from the Combined Marketplace on a go forward basis.

“Premium Search Publishers” will include (i) [*], and (ii) other premium search publishers as mutually agreed to by the parties.

5.15 Non-Discrimination. During the Term, (a) neither Microsoft nor Yahoo! will knowingly discourage, inhibit or provide any disincentive to advertisers from having their Paid Listings from the Services and the Additional Services (as applicable) displayed on the other party’s (or its distribution partners’) Web pages; (b) neither party will issue a credit or refund for Paid Listings from the Services in order to increase an advertiser’s spend outside of the Microsoft Paid Search Services, and (c) each party’s rebates, credits practices and other policies and practices (i) related to the Bad Debt Rate and (ii) that give rise to the discounts included in clauses (a), (b) and (c) of the definition of Net Revenues, will be commercially reasonable and consistent with standard industry practices, except that the discounts in clause (c) of the definition of Net Revenues need only be commercially reasonable. Microsoft shall not provide less favorable treatment (including equal treatment when not merited) to Yahoo! or Syndication Partners or Yahoo! Customers than to Microsoft, any Microsoft partner or Microsoft Customers in connection with the delivery or operation of the Services, except when such treatment is transparent and based on reasonable and fair factors that are consistently applied to Microsoft O&O Properties as well.

5.16 Sales Tools. Yahoo! shall license to Microsoft its Sales Tools for Microsoft to use solely in connection with Microsoft’s Paid Search Services on a perpetual, non-exclusive basis in accordance with the terms of the License Agreement. Yahoo! shall not have any support or other obligations with respect to such Sales Tools beyond the initial delivery to Microsoft of the source code and available documentation for such Sales Tools as set forth in the Supplemental Technology Schedule to the License Agreement to be entered into by the parties concurrently with this Agreement, and such training on the Sales Tools as reasonably necessary to facilitate the operation and maintenance of such Sales Tools by Microsoft.”

4. Non-Exclusive. During the Term and in accordance with the terms and conditions of this Agreement, Microsoft will provide Yahoo! with Microsoft’s Algorithmic Search Services and Paid Search Services and Yahoo! has the right, but not the obligation (other than Section 2.5 of the Agreement, as amended) to use, on a non-exclusive basis, Microsoft’s Algorithmic Search Services and/or Paid Search Services on Yahoo! Properties and Syndication Properties. For the avoidance of doubt, all non-Personal Computers (e.g., mobile phones, tablets and wearable devices) are always non-exclusive and never subject to the Yahoo! Volume Commitment set forth in Section 2.5 of this Agreement. In addition, Section 3.4 of the Agreement continues to apply but Microsoft agrees to provide any applicable Services on a non-exclusive basis.

5. Exclusivity. Section 7 of the Agreement is deleted in its entirety with the exception of Sections 7.2.3(d) and 7.2.3(f) of the Agreement which remain in effect until the end of the Sales Transition Period.

6. Calculation of Payments. Section 9 of the Agreement is altered as follows to be applicable with respect to Services delivered after May 1, 2015:

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(a) Section 9.1.1 through 9.1.4 of the Agreement are deleted in their entirety and replaced with the following:

“9.1.1 The “Rev Share Rate” shall be 93%.

9.1.2 Services and Additional Services Sold by Yahoo!.

(a) In connection with Paid Listings from Services and Additional Services sold by Yahoo! that, with respect to Paid Search Services, are displayed in response to Queries and Non-Internet Search Queries entered on Microsoft O&O Properties and Microsoft syndication properties, Yahoo! shall pay to Microsoft 100% of the Adjusted Net Revenues.

(b) In connection with Paid Listings from Services and Additional Services sold by Yahoo! that, with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries entered on Yahoo! Properties or Syndication Properties, Yahoo! shall pay to Microsoft an amount equal to (i) the Net Revenues less an amount equal to the Net Revenues multiplied by the Rev Share Rate less (ii) Net Revenues multiplied by Bad Debt Rate in excess of 1%. By way of example, if there was $100 in Net Revenues for Paid Search Services sold by Yahoo! displayed on Yahoo! Properties and Syndication Properties, 2% Bad Debt Rate and an 93% Rev Share Rate, then Yahoo! would pay to Microsoft $6 (i.e., $100 - ($100 x 93%) – ($100 x (2%-1%))).

9.1.3 Services and Additional Services Sold by Microsoft.

(a) In connection with Paid Listings from Services and Additional Services sold by Microsoft that with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries on Yahoo! Properties or Syndication Properties, Microsoft shall pay to Yahoo! an amount equal to (i) the Net Revenues multiplied by the Rev Share Rate less (ii) Net Revenues multiplied by Microsoft bad debt rate (calculated for Microsoft similar to the “Bad Debt Rate” as defined with respect to Yahoo!) in excess of 1%; provided, however, that Microsoft may offset any amounts owed pursuant to this Section 9.1.3(a) by any Serving Costs owed by Yahoo! pursuant to Section 9.1.5(a) below.

9.1.4 Other Ads. With respect to a specific Paid Listing Request, if Gemini ads or other Yahoo! or third party Paid Listings from Paid Search Services appear with Paid Listings from Microsoft’s Paid Search Services on Yahoo! Properties or Syndication Properties (solely to the extent such Paid Listings from Paid Search Services were provided by Yahoo! to the relevant Syndication Partner), Yahoo! shall pay to Microsoft Net Revenues (calculated for such other Paid Listings from Paid Search Services in the same way as defined and calculated in the Agreement) (“Other Ad Revenues”) less an amount equal to Other Ad Revenues multiplied by the Rev Share Rate. Yahoo! shall provide Microsoft with relevant information on Other Ad Revenues after the end of each month.”

(b) For avoidance of doubt, payments relating to Services delivered to BOSS Syndication Partners will be determined pursuant to the terms of Sections 9.1.2, 9.1.3, 9.1.4 and 9.1.5 of this Agreement rather than pursuant to any payment provisions set forth in Section 2.1.6 of the Agreement.

(c) Section 9.1.5(a) of the Agreement is deleted in its entirety and replaced with the following:

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

“9.1.5 Reimbursements and Other Charges.

(a)	Serving Costs. For each Algorithmic Request or Paid Listing Request, if

(i)	Yahoo! makes an Algorithmic Request, but not a Paid Listing Request, Yahoo! shall pay Microsoft the Algorithmic Listing Serving Cost;

(ii)	Yahoo! makes a Paid Listing Request, but not an Algorithmic Request, Yahoo! shall pay Microsoft the Paid Listings Serving Cost in the event Yahoo! does not display at least one Paid Listing delivered from Microsoft’s Paid Search Services; and

(iii)	Yahoo! makes both an Algorithmic Request and a Paid Listing Request, Yahoo! shall pay Microsoft the Algorithmic Listing Serving Cost and Paid Listings Serving Cost in the event Yahoo! does not display at least one Paid Listing delivered from Microsoft’s Paid Search Services.

The reporting provided in Section 9.2.2(g) shall detail the above and include the amount due pursuant to this Section 9.1.5(a). For each Query or Non-Internet Search Query, Yahoo! will pay Microsoft either its revenue share or the relevant serving cost, and in no event will Microsoft be entitled to both a revenue share and serving costs for a single Query.

For clarity, Microsoft shall earn either a revenue share on Paid Listings from Microsoft’s Paid Search Services or serving costs as illustrated in the table below:

Yahoo! Request
	Algorithmic Request and a Paid Listing Request	Algorithmic Request only	Paid Listing Request only
Yahoo! Receives Paid Listing(s) from Microsoft and displays a least one of such Paid Listing(s)	7% Revenue Share (including 7% of Other Ad Revenues, if any)	N/A	7% Revenue Share (including 7% of Other Ad Revenues, if any)

Yahoo! Receives Paid Listing(s) from Microsoft and does not display any such Paid Listing(s)	Algorithmic Listings Serving Cost + Paid Listings Serving Cost	N/A	Paid Listings Serving Cost

No Paid Listing(s) from Microsoft delivered	7% Revenue Share*	Algorithmic Listings Serving Cost	7% Revenue Share*

*	7% revenue share applies but there’s no revenue since Microsoft did not deliver a Paid Listing to Yahoo!.”

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(d) Starting on May 1, 2015, Yahoo!’s obligations to pay Covered Marginal Costs pursuant to the Agreement no longer apply with the exception of those obligations referenced in (i) Sections 2.1.5(b) and 2.1.5(c) of the Agreement in connection with the Web Crawl Cache and Web Content Derived Metadata and (ii) Section 2.4.7(a) in connection with test queries. For clarity and notwithstanding the preceding sentence, Yahoo! may owe serving costs under Section 9.1.5 (rather than Covered Marginal Costs) for Yahoo!’s use of the Services for (w) multiple API calls per Query as described in Section 2.4.6, (x) BOSS Syndication Partners as described in Section 2.1.6, (y) Non-Internet Search Queries as described in Section 3.1, and (z) China as described in Section 6.2.

(e) Sections 9.1.5(d), 9.1.5(g) and 9.1.5(o) of the Agreement are deleted in their entirety and replaced with “Intentionally Omitted”.

7. Termination Rights. Section 19.3.1(b) of the Agreement is deleted in its entirety and replaced with “Intentionally Omitted”. In addition, Section 19.3.4 of the Agreement is deleted in its entirety and replaced with the following:

“19.3.4 Other Termination Rights. Starting on October 1, 2015, either party may terminate this Agreement in its entirety for any reason or no reason by providing the other party with written notice (“Termination Notice”). For clarity, Section 19.7 remains effective in the event of such a termination.”

8. Effect of Early Termination and Tail Transition Period. Section 19.5 of the Agreement is deleted in its entirety and replaced with the following:

“19.5 Effect of Early Termination and Tail Transition Period. If either party provides a termination notice prior to the expiration of the ten-year period defined in Section 19.1 (including pursuant to Section 19.3.4) then both parties will continue to perform all of their obligations and retain all rights for a period of four (4) months from the date of the termination notice so that the parties may prepare for Yahoo! to transition from the Services provided by Microsoft (the “Tail Transition Period”). The Yahoo! Volume Commitment shall not apply in the third and fourth month of the Tail Transition Period in order to allow for an orderly transition. During the Tail Transition Period, except as otherwise provided in this Section 19.5, all provisions of this Agreement will apply and the parties will still share revenues according to Section 19.5. This Agreement will terminate upon the conclusion of the Tail Transition Period.”

9. Survival. Section 19.7 is amended so that Section 19.4 survives until the earlier of (a) the expiration of the Agreement if there is no earlier termination of the Agreement, or (b) the end of the Tail Transition Period, if there is a termination of the Agreement prior to its expiration. Notwithstanding the foregoing, if the Agreement is terminated prior to its expiration and the Tail Transition Period ends prior to [*], Section 19.4 shall survive until [*] and in the cases of Divestitures involving assets used or otherwise located solely in a jurisdiction other than [*] (“Limited Market Divestiture”): (i) Yahoo! must respond within [*] of the Divestiture Notice and indicate whether it wants to enter into an exclusive negotiation period to be the acquirer in the Limited Market Divestiture and include an offer describing material terms under which it would like to do so; (ii) the Negotiation Period for the Limited Market Divestiture will be only [*]; and (iii) Section 19.4.3 (Right of Last Offer) and the provisions in Sections 19.4.4 – 19.4.6 relating to the right of last offer described in Section 19.4.3 will not apply to Limited Market Divestitures. For clarity, worldwide divestitures or sales of all or substantially all of the assets used by Microsoft in the global Business are not Limited Market Divestitures. Limited Market Divestitures must be done on a non-exclusive basis.

10. SLA. Section 5b of the Exhibit B to the Agreement is altered so that the two references to “[*]%” in this subsection are replaced with “[*]%”.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

11. Discontinuing Services. Effective as of August 1, 2015, the parties’ rights and obligations with respect to Contextual Advertising Services will cease.

12. Mapping Services. Section 3.2 and Exhibit G of the Agreement are deleted in their entirety and replaced with “Intentionally Omitted”.

13. Mobile. The first, fifth and sixth sentences in Section 2.2.2 of Exhibit H to the Agreement are deleted in their entirety. As of the Eleventh Amendment Effective Date, any obligations to display Microsoft Mobile Paid Listings will cease. Yahoo! shall pay Microsoft for Mobile Paid Search Services in accordance with Section 9.1 of the Agreement.

14. Product Listing Ads. The parties agree that Microsoft’s product listing ads displayed in response to a Query or Non-Internet Search Query are not Paid Listings from Microsoft’s Paid Search Services.

15. License Agreement. The exclusive rights granted by Yahoo! to Microsoft to the Licensed Non-Patent IPR under the License Agreement will become non-exclusive as of the Eleventh Amendment Effective Date.

16. Miscellaneous. This Eleventh Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Eleventh Amendment may be executed in multiple textually identical counterparts, each of which constitutes an original and all of which collectively shall constitute one and the same instrument. This Eleventh Amendment may be amended or modified only by a written agreement that (a) refers to this Eleventh Amendment; and (b) is executed by an authorized representative of each party. This Eleventh Amendment binds the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Eleventh Amendment does not alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Eleventh Amendment and any provisions of the Agreement, this Eleventh Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Eleventh Amendment as of the Eleventh Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Marissa A. Mayer	By:	/s/ Amy E. Hood
Name: Marissa A. Mayer		Name: Amy E. Hood
Title: President & CEO		Title: CFO

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.